Exhibit 99

Contact:
Rich Jeffers
(407) 245-4189
FOR RELEASE
January 8, 2013
4:30 p.m. EDT

Darden Announces Brand President and Marketing Leadership Appointments

Orlando, FL. (Jan. 8, 2013) – Darden Restaurants, Inc. (NYSE: DRI) today announced the appointments of new brand presidents at Olive Garden and LongHorn Steakhouse, as well as a new Chief Marketing Officer. The following leaders will report to Drew Madsen, Darden’s President and Chief Operating Officer, effective January 14:

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Dave George has been named President of Olive Garden. George was most recently the President of LongHorn Steakhouse, a position he held since 2003. Since the brand joined Darden, he successfully grew LongHorn from 290 restaurants to a leading national brand with more than 400 restaurants today. Prior to joining LongHorn as a Vice President of Operations in 1998, George served as Vice President of Operations for Tripps Restaurants. He began his restaurant career out of college as an Assistant Manager with Houlihans, where he spent 12 years and held a number of positions with increasing leadership responsibility.

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Valerie Insignares has been promoted to President of LongHorn Steakhouse. She moves into her new role after nearly two years as Darden’s Chief Restaurant Operations Officer, where she was responsible for strategic operations initiatives across the enterprise. She previously served as Executive Vice President of Operations for Olive Garden for seven years. Prior to that, Insignares held numerous roles with increasing leadership responsibility from the time she joined Darden in 1997 through 2004.

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Will Setliff has been promoted to SVP and Chief Marketing Officer for Darden, where he will be responsible for strengthening overall marketing excellence, elevating marketing innovation to drive long-term growth, and directing marketing talent management. With more than 20 years of experience, Setliff joined the Company last year as the Specialty Restaurant Group’s Executive Vice President of Marketing. Prior to Darden, Setliff served as Senior Vice President of Marketing for Target. In that role, he held responsibility for storewide planning, brand marketing, partnerships and licensing, guest insights and store-shelf merchandising. Earlier in his tenure at Target, Setliff also had responsibility for digital marketing and developing a longer-term innovation growth pipeline.

Commenting on the appointments, Darden's Chairman and CEO Clarence Otis said: "Dave is the ideal leader to guide Olive Garden in its path forward. He is a proven restaurateur, and his feel for guests and employees and demonstrated leadership capabilities will serve Olive Garden well as we seek to improve the overall guest experience and reclaim the brand’s value leadership position. With Dave moving to Olive Garden, Val is a tremendous fit to lead LongHorn as we continue to expand it across the country. Her track record of operational excellence and people leadership will enable her to excel in this new role.”

Otis continued: “Our guests are changing and we are changing with them, and one important area of change is the work we’re doing to evolve marketing. Will’s expansive experience in driving successful, cutting-edge consumer marketing programs provides the perfect background needed to lead our enterprise-wide efforts.”

Drew Madsen added: “Today’s announcement reflects the talent bench strength we have at Darden. We have consistently invested time attracting and developing top talent across a variety of industries so we can be nimble and make strategic leadership moves like the ones today. We are thrilled all three of these leaders have agreed to take on new challenges and help lead our company.”

Darden today also announced that John Caron, most recently President of Olive Garden, has decided to leave the Company.

Madsen noted: “We thank John for his nearly 10 years of service to Darden. He played a tremendous role in Olive Garden’s growth and helped maintain a multi-year stretch of same-restaurant sales growth that has put the brand in the industry-leading position it enjoys today. We wish him well as he begins the next chapter of his career.”

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,000 restaurants that generate over $8.0 billion in annual sales. Headquartered in Orlando, Fla., and employing 185,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the second year in a row and is the only full-service restaurant company to ever appear on the list. Our restaurant brands – Red Lobster, Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

DRI: G
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